Exhibit 4.2

CERTIFICATE OF DESIGNATION
OF PREFERENCES OF
SERIES D PREFERRED STOCK
OF LAPOLLA INDUSTRIES, INC.
A DELAWARE CORPORATION
PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE

LaPolla Industries Inc. (the "Company") does hereby certify:

Pursuant to the authority vested in the Board of Directors of the Company given by Article Fourth of the Company's Restated Certificate of Incorporation, as amended, the Board of Directors of the Company has duly adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock of the corporation consisting of 25,000 shares designated as "Series D Preferred Stock, par value $1.00 per share" and does hereby fix the preferences, qualifications, limitations, restrictions and special or relative rights relating to said Series D Preferred Stock as follows:

(1)    DESIGNATION; VOTING RIGHTS.

 (a)    The series of preferred stock established hereby shall be designated the "Series D Preferred Stock, par value $1.00" which series shall herein be referred to as the "SERIES D PREFERRED STOCK" and the authorized number of Series D Preferred Stock shall be 25,000. The stated value per each Series D Preferred Share shall be $1,000, which includes a par value of $1.00 per share (the "STATED VALUE").

 (b)    The holders of the outstanding Series D Preferred Stock (collectively, the "HOLDERS" and each a "HOLDER") shall have no voting rights with respect to the Series D Preferred Stock, except as required by law, including but not limited to The General Corporation Law of Delaware, and as expressly provided in this Certificate of Designation.

(2)    COMPANY REDEMPTION OPTION.

 (a)    OPTION TO REDEEM UPON TRIGGERING EVENT. In addition to all other rights of the Company contained herein, after a Triggering Event has occurred (as defined below), the Company shall have the right in accordance with this Section 2(a), at its sole option, to (i) redeem all, or any part (pro-rata) of the Series D Preferred Stock and (ii) pay to each Holder, to the extent cumulated, if at all, accrued but unpaid dividends thereon (the "TRIGGERING EVENT REDEMPTION").

 (b)    TRIGGERING EVENT. A "TRIGGERING EVENT" shall be deemed to have occurred only upon the liquidation or termination of the Company.

 (c)    MECHANICS OF REDEMPTION UPON TRIGGERING EVENT. If the Company so elects within five (5) business day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof (specifying the Triggering Event) via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each Holder, notifying each Holder of its intention to redeem ("NOTICE OF REDEMPTION AT OPTION OF COMPANY UPON TRIGGERING EVENT"). Such Notice of Redemption at Option of Company Upon Triggering Event shall indicate the number of Series D Preferred Stock that the Company is redeeming.

(3)    REISSUANCE OF CERTIFICATES. In the event of a redemption pursuant to this Certificate of Designation of less than all of the Series D Preferred Stock, represented by a particular Preferred Stock Certificate if requested by the Holder, the Company shall promptly cause to be issued and delivered to the Holder of such Series D Preferred Stock a new Series D Preferred Stock Certificate representing the remaining Series D Preferred Stock which have not been so redeemed.

(4)    DIVIDENDS. The registered Holders of the outstanding Series D Preferred Stock shall be entitled to receive cumulative dividends at the rate of 7% per annum of the Stated Value per each Series D Preferred Share (the "DIVIDEND"). Such Dividend shall be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on December 31, 2006 (each of such dates being a "DIVIDEND PAYMENT DATE"). Such Dividend (a) shall accrue and may be accumulated or paid in the discretion of the Board of Directors, on each Series D Preferred Stock from the date of issuance of such Series D Preferred Stock (with appropriate pro-ration for any partial dividend period); (b) shall accrue from day-to-day, whether or not earned or declared; and (c) may be paid, subject to the terms hereof, in cash when and as declared by the Board of Directors of the Company out of funds legally available therefor.

(5)    LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series D Preferred Stock in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the affairs of the Company, an amount per Series D Preferred Share equal to the sum of (i) Stated Value and (ii) all accrued and unpaid dividends (such sum being referred to as the "LIQUIDATION VALUE"). The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the affairs of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the affairs of the Company.

(6)    PREFERRED RANK. All shares of common stock of the Company shall be of junior rank to all Series D Preferred Stock in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the affairs of the Company. All other shares of preferred stock issued or issuable shall not be of senior rank and may not have a status greater than pari passu to all Series D Preferred Stock outstanding in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the affairs of the Company. As long as the Series D Preferred Stock initially issued remain outstanding, then without the prior express written consent of the Holders of not less than a majority of the then outstanding Series D Preferred Stock, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or that is pari passu with the Series D Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the Holders of not less than a majority of the then outstanding Series D Preferred Stock, the Company shall not hereafter authorize or make any amendment to the Company's Restated Certificate of Incorporation, as amended, or bylaws, or file any resolution of the Board of Directors of the Company with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the Holders relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company, with or into another Corporation, if the Series D Preferred Stock are not redeemed in accordance with the terms hereof, such shares shall maintain their relative powers, designations and preferences provided for herein and no such merger shall result in their rights and preferences being inconsistent herewith.

(7)    RESTRICTION ON REDEMPTION AND CASH DIVIDENDS WITH RESPECT TO OTHER CAPITAL STOCK. Until all of the outstanding Series D Preferred Stock have been redeemed as provided herein, the Company shall not, directly or indirectly, redeem or declare or pay any cash dividend or distribution on its Common Stock or any other capital stock without the prior express written consent of the Holders of not less than a majority of the then outstanding Series D Preferred Stock.

(8)    VOTE TO CHANGE THE TERMS OF SERIES D PREFERRED STOCK. Any change to this Certificate of Designation or the Company's Restated Certificate of Incorporation, as amended, which would amend, alter, change or repeal any of the rights, preferences, qualifications, limitations, restrictions and special or relative rights of the Series D Preferred Stock shall require the affirmative vote at a meeting duly called for such purpose of the Holders of not less than a majority of the then outstanding Series D Preferred Stock.

(9)    LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the Holder contemporaneously requests the Company to convert such Series D Preferred Stock into Common Stock.

(10)         PREFERRED STOCK CAPITALIZATION. The authorized number of shares of Preferred Stock of said corporation is 2,000,000, of which 750,000 have been authorized for a Series A Convertible Preferred Stock designation with 62,500 currently issued, outstanding and unconverted; 500,000 have been authorized for a Series B Convertible Preferred Stock designation with 500,000 issued and converted; 687,895 have been authorized for an amended Series C Convertible Preferred Stock designation with 687,895 issued and converted; and 25,000 have been authorized for this Series D Preferred Stock, none of which has been issued as of the date hereof.

This corporation further declares by its duly designated executive officer signing this certificate under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate are true and correct.

	DATED: September 27, 2006		LAPOLLA INDUSTRIES, INC.

		By:	/s/ Michael T. Adams, EVP
Michael T. Adams
Executive Vice President
Attest:

LAPOLLA INDUSTRIES, INC.

By:	/s/ Michael T. Adams, Secretary
Corporate Secretary